Exhibit 99.1

China Jo-Jo Drugstores Inc. Reports Record Financial Results Second Quarter Fiscal 2012 and Announces Second Quarter Fiscal 2012 Conference Call

HANGZHOU, China--(BUSINESS WIRE)--November 14, 2011--China Jo-Jo Drugstores, Inc. (NASDAQ:CJJD), a retail pharmacy chain in Zhejiang and Shanghai, today reported record revenue for the second quarter of fiscal year 2012 ended September 30, 2011. The Company will hold its second quarter fiscal 2012 earnings call on Wednesday, November 16, 2011 at 8:00 a.m. Eastern Time.

Second Quarter Highlights:

  Revenue increased 42% from a year ago to a record $22.2 million
  Gross profit increased 42% to $6.26 million; gross profit margin held steady at 28%
  Net income attributable to controlling interest rose to $1.634 million from $1.627 million
  Diluted and basic earnings attributable to controlling interest were $0.12 per share, unchanged from a year ago
  Opened one new store and acquired another one during the quarter, bringing total number of stores to 58 stores as of September 30, 2011, compared with 46 a year earlier
  Same-store sales increased 7.7% during the quarter from a year ago
  Generated $15.7 million cash flow from operations in the six months ended September 30, up from $157,924 a year ago

Dr. Lei Liu, Chairman and Chief Executive Officer, stated, “We are very pleased to present another quarter of record revenue. We expanded our chain to 58 stores from 46 a year ago, and we continued to generate robust cash flow while reinvesting in our business.”

During the fiscal second quarter, the Company prepared for the launch of its largest store, the 3,588-square-meter (38,620 square feet) Jiuyintang Store, in Zhejiang’s capital city of Hangzhou. The store, opened in October, combines western and Chinese traditional medicines, and features an in-store clinic, pharmacy, physicians, in-store health consulting and management. The store is developed towards serving affluent customers.

In August, the Company finished acquisition of Zhejiang Jiuxin Medicine Co., Ltd. Through the acquisition, the Company obtained a valuable license to purchase medicines and drugs directly from manufacturers, making an important step towards vertical integration.

Dr. Liu continued, “The Zhejiang provincial government has ceased to accept applications for such wholesale drug licenses. The acquisition should greatly improve the long-term efficiency of the Company’s supply-chain operation and reduce its supply costs.”

“Looking forward, we will continue our expansion in Zhejiang and Shanghai. We will also continue to expand our online drug store, the only licensed one in Zhejiang, to drive new growth and build long-term shareholder value.”

Second Quarter Results

Revenue increased 42% to $22.2 million for the second quarter, primarily as a result of the same store sale growth, sale from new stores opened within a year and wholesale revenue from Jiuxin Medicine.

Same store sales increased 7.7% during the quarter, mainly due to sales of pharmaceutical products covered by government-sponsored medical insurance programs. Revenue also increased from operating additional stores. As of September 30, 2011, the company operated 58 stores, compared with 46 stores a year earlier.

Gross profit increased 42% to $6.3 million for the second quarter. Gross margin increased slightly from 28.1% to 28.2%, offset by the lower gross margin from Jiuxin Medicine’s wholesale activities.

Selling expenses increased to $2.7 million from $1.2 million, primarily a result of operating 58 store locations, compared with 46 a year earlier.

General and administrative expenses for the quarter increased to $1.3 million from $0.8 million, mainly due to addition of new subsidiaries and expenses of being a U.S. public company.

Net income attributable to controlling interest for the quarter rose to $1.634 million from $1.627 million. Basic and Diluted earnings per share attributable to controlling interest remained constant at $0.12 a share

Six-Month Results

Revenue for the six months ended September 30, 2011 increased 41.3% to $43.7 million compared with $30.9 million in the year ago period.

Same store sales increased 20.6% from a year earlier, mainly due to sales of pharmaceutical products covered by government-sponsored medical insurance programs. Revenue also increased from operating additional stores.

Gross profit for the six-month period increased 45.5% to $13.1 million compared with $9.0 million a year ago. Gross margin improved from 29.2% to 30.1%, offset by Jiuxin Medicine’s wholesale activities.

Selling expense was $4.1 million versus $2.0 million in the year ago period. The increase reflected the additional 12 stores in operation from a year ago.

General and administrative expenses for the six-month period rose to $2.4 million compared with $1.5 million in the year ago period, as a result of establishing new subsidiaries and costs of being a U.S. public company.

Net income attributable to controlling interest for the six-month period was $4.9 million compared with $3.8 million a year ago. Basic and Diluted earnings per share attributable to controlling interest increased from $0.29 to $0.36.

Balance Sheet Highlights

As of September 30, 2011, the Company had $4.59 million of cash, $36.7 million in current assets and $16.4 million in current liabilities.

Conference Call Information

The Company will host a conference call to discuss second quarter results on Wednesday, Nov. 16, 2011, at 8:00 a.m. Eastern Time. To participate in the conference call, please dial 1-877-941-1429 from North America. International participants can access the call by dialing 480-629-9666. A live audio webcast of this conference call will be available under the Investors Relations section of the Company's website at http://www.chinajojodrugstores.com. A replay of the call will be available beginning on Nov. 16 approximately 11:00 a.m. Eastern Time by dialing 1-877-870-5176 or 1-858-384-5517 (international) with pin #4488487. The replay will also be available on the company website.

CHINA JO-JO DRUGSTORES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	SEPTEMBER 30,	MARCH 31,
	2011	2011

ASSETS

CURRENT ASSETS
Cash	$4,590,274	$6,489,905
Restricted cash	749,015	921,876
Trade accounts receivable, net	4,705,866	1,484,850
Inventories	7,529,108	4,617,420
Other receivables	1,096,201	1,049,564
Advances to suppliers	15,166,494	16,528,772
Other current assets	2,862,349	8,364,267
Total current assets	36,699,307	39,456,654

PROPERTY AND EQUIPMENT, net	15,470,148	5,471,432

OTHER ASSETS
Long term deposit	2,620,910	2,540,758
Prepaid – noncurrent	6,830,221	6,075,478
Intangible assets, net	2,866,539	390,302
Total other assets	12,317,670	9,006,538

Total assets	$64,487,125	$53,934,624

LIABILITIES AND EQUITY

CURRENT LIABILITIES
Accounts payable, trade	$7,275,302	$3,530,204
Notes payable	2,494,643	2,704,680
Other payables	1,299,284	627,734
Other payables - related parties	939,490	880,058
Customer deposits	2,770,868	2,038,608
Taxes payable	1,119,423	1,624,558
Accrued liabilities	460,152	311,639
Total current liabilities	16,359,162	11,717,481

Purchase option derivative liability	56,238	153,226
Total liabilities	16,415,400	11,870,707

COMMITMENTS AND CONTINGENCIES

EQUITY
Preferred stock; $0.001 par value; 10,000,000 shares authorized; nil issued and outstanding as of September 30, 2011 and March 31, 2011	-	-
Common stock; $0.001 par value; 250,000,000 shares authorized; 13,548,603 and 13,530,477 shares issued and outstanding as of September 30, 2011 and March 31, 2011, respectively	13,548	13,530
Additional Paid-in capital	16,386,071	16,333,956
Statutory reserves	1,309,109	1,309,109
Retained earnings	28,163,916	23,287,474
Accumulated other comprehensive income	2,203,336	1,119,848
Total equity	48,075,980	42,063,917

NONCONTROLLING INTERESTS	(4,255)	-

Total liabilities and equity	$64,487,125	$53,934,624

CHINA JO-JO DRUGSTORES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME
(UNAUDITED)

	Three months ended September 30,		Six months ended September 30,
	2011	2010	2011	2010
REVENUES, NET	$22,224,947	$15,678,170	$43,652,806	$30,885,598

COST OF GOODS SOLD	15,967,051	11,270,058	30,525,587	21,863,590

GROSS PROFIT	6,257,896	4,408,112	13,127,219	9,022,008

SELLING EXPENSES	2,711,494	1,179,515	4,089,794	2,002,873
GENERAL & ADMINISTRATIVE EXPENSES	1,320,521	757,372	2,395,304	1,531,134
OPERATING EXPENSES	4,032,015	1,936,887	6,485,098	3,534,007

INCOME FROM OPERATIONS	2,225,881	2,471,225	6,642,121	5,488,001

OTHER INCOME (EXPENSE), NET	187,166	5,781	206,586	(51,751)
CHANGE IN FAIR VALUE OF PURCHASE OPTION DERIVATIVE LIABILITY	34,356	(85,993)	96,988	(28,049)

INCOME BEFORE INCOME TAXES	2,447,403	2,391,013	6,945,695	5,408,201

PROVISION FOR INCOME TAXES	817,990	763,564	2,073,553	1,628,288

NET INCOME	1,629,413	1,627,449	4,872,142	3,779,913

ADD: NET LOSS ATTRIBUTABLE TO NONCONTROLLING INTEREST	4,300	-	4,300	-

NET INCOME ATTRIBUTABLE TO CONTROLLING INTEREST	1,633,713	1,627,449	4,876,442	3,779,913

OTHER COMPREHENSIVE INCOME
Foreign currency translation adjustments	508,923	554,610	1,083,488	654,032

COMPREHENSIVE INCOME	$2,142,636	$2,182,059	$5,959,930	$4,433,945

WEIGHTED AVERAGE NUMBER OF SHARES
Basic	13,547,157	13,500,002	13,541,136	13,079,237
Diluted	13,547,157	13,504,247	13,541,136	13,086,959

EARNINGS PER SHARES
Basic - attributable to controlling interest	$0.12	$0.12	$0.36	$0.29
Diluted - attributable to controlling interest	$0.12	$0.12	$0.36	$0.29

CHINA JO-JO DRUGSTORES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Six months ended
	September 30,
	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$4,872,142	$3,779,913
Adjustments to reconcile net income to net cash
(used in) provided by operating activities:
Depreciation and amortization	1,118,932	404,080
Stock compensation	52,133	58,615
Bad debt expense	182,398	-
Change in fair value of purchase option derivative liability	(96,988)	28,049
Changes in operating assets:
Accounts receivable, trade	(2,435,921)	(353,528)
Inventories	1,282,841	(766,479)
Other receivables	(523,817)	(157,814)
Advances to suppliers	2,173,332	(3,347,523)
Other current assets	5,610,337	(755,209)
Long term deposit	(18,485)	-
Prepaid - noncurrent	106,115	(418,806)
Changes in operating liabilities:
Accounts payable, trade	4,279,623	2,217,876
Other payables and accrued liabilities	(1,046,197)	(336,074)
Customer deposit	676,373	-
Taxes payable	(495,891)	(195,176)
Net cash provided by operating activities	15,736,927	157,924

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of equipment	(2,155,443)	(206,478)
Advance payments on equipment purchase	(774,500)	-
Additions to leasehold improvements	(1,373,605)	(503,219)
Payments on construction-in-progress	(6,729,437)	-
Net payment for business acquisitions	(3,282,727)	-
Net cash used in investing activities	(14,315,712)	(709,697)

CASH FLOWS FROM FINANCING ACTIVITIES:
Change in restricted cash	193,300	(201,092)
Payments on notes payable	(3,703,942)	(1,470,429)
Proceeds from shareholder	58,862	-
Proceeds from equity financing	-	15,708,608
Proceeds from short-term loans	-	(883,920)
Payments on other payables-related parties	-	(54,942)
Net cash (used in) provided by financing activities	(3,451,780)	13,098,225

EFFECT OF EXCHANGE RATE ON CASH	130,934	196,988

(DECREASE) INCREASE IN CASH	(1,899,631)	12,743,440

CASH, beginning of period	6,489,905	801,593

CASH, end of period	$4,590,274	$13,545,033

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$-	$23,587
Cash paid for income taxes	$2,428,768	$1,700,826
Non-cash financing activities
Notes payable transferred to accounts payable vendors	$3,431,091	$1,892,631

About China Jo-Jo Drugstores, Inc.

China Jo-Jo Drugstores, Inc. primarily operates a retail pharmacy chain in Zhejiang and Shanghai, offering both western and traditional Chinese medicine, including prescription and over-the-counter drugs, sundries, nutritional supplements and medical devices. China Jo-Jo Drugstores also provides on-site physician consulting. As of September 30, 2011, the Company operated 58 stores.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Certain of the statements made in the press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “project,” “plan,” “seek,” “intend,” or “anticipate” or the negative thereof or comparable terminology. Such statements typically involve risks and uncertainties and may include financial projections or information regarding the progress of new product development. Actual results could differ materially from the expectations reflected in such forward-looking statements as a result of a variety of factors, including the risks associated with the effect of changing economic conditions in The People’s Republic of China, variations in cash flow, reliance on collaborative retail partners and on new product development, variations in new product development, risks associated with rapid technological change, and the potential of introduced or undetected flaws and defects in products, and other risk factors detailed in reports filed with the Securities and Exchange Commission from time to time.

CONTACT:
China Jo-Jo Drugstores, Inc.
Ming Zhao, Chief Financial Officer
561-372-5555
frank.zhao@jojodrugstores.com